Exhibit 99.3
[FORM OF NOTICE TO STOCKHOLDERS]
KONA GRILL, INC.
NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS
Up to [                    ] Shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for Such Shares at $[     ] per Share
     Enclosed for your consideration is a prospectus, dated                      [      ], 2009 (the “Prospectus”), relating to the offering by KONA GRILL, INC. (the “Company”) of subscription rights (the “Rights Offering”) to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of the close of business on                      [      ], 2009 (the “Record Date”).
     Pursuant to the Rights Offering, the Company is issuing Rights to subscribe for up to [      ] shares of the Company’s Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on                      [      ], 2009 and ends at 5:00 p.m., Eastern Daylight Savings Time, on                      [      ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date”). The Common Stock is presently listed on the Nasdaq Global Market under the symbol “KONA”. The Rights will not be listed for trading on any stock exchange or market. The Rights may not be sold, transferred, or assigned, unless otherwise required by applicable law.
     As described in the Prospectus, Record Date Stockholders will receive one (1) Right for every ___shares of Common Stock owned on the Record Date.
     Each Right entitles the holder (the “Rights Holders”) to purchase one share of Common Stock at the subscription price of $[ ] per share (the “Basic Subscription Right”).
     Four of the Company’s noteholders, who are currently stockholders of the Company, will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles these noteholders to subscribe for an additional amount of Common Stock on a pro rata basis based on the aggregate principal amount of notes outstanding at the same subscription price. If sufficient remaining shares of Common Stock are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock will be allocated on a pro rata basis based on the aggregate principal amount of notes outstanding. Rights may only be exercised for whole shares of Common Stock; no fractional shares of Common Stock will be issued in the Rights Offering.
     The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).
     Enclosed are copies of the following documents:
1.	Prospectus, dated [ ], 2009;

2.	Subscription Certificate; and

3.	A return envelope, addressed to Continental Stock Transfer & Trust Company (the “Subscription Agent”).
     Your prompt attention is requested. To exercise your Rights, you should properly complete and sign the Subscription Certificate and forward it, with payment of the subscription price in full for each whole share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, if applicable, to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date.
     You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date will expire.
     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MORROW & CO., LLC, THE INFORMATION AGENT, AT THE FOLLOWING TELEPHONE NUMBERS: (203) 658-9400 (COLLECT) OR (800) 607-0088 (TOLL-FREE).